Exhibit 99.1

ANI PHARMACEUTICALS ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK INCLUDING FULL EXERCISE OF UNDERWRITERS' OPTION TO PURCHASE ADDITIONAL SHARES

BAUDETTE, Minn.— (BUSINESS WIRE) – May 16, 2023 — ANI Pharmaceuticals, Inc. (Nasdaq: ANIP) (“ANI” or the “Company”) today announced the closing of its previously announced underwritten public offering. A total of 2,183,545 shares of its common stock were sold at a public offering price of $39.50 per share, inclusive of the exercise in full of the underwriters’ option to purchase an additional 284,810 shares of common stock. The gross proceeds of the offering to the Company are approximately $86.25 million, before deducting the underwriting discounts and commissions and offering expenses.

Guggenheim Securities, LLC acted as lead book-running manager for the offering. Truist Securities also acted as a book-runner for the offering. H.C. Wainwright & Co. acted as lead manager for the offering.

The securities described above were offered by ANI pursuant to a shelf registration statement on Form S-3 (File No. 333-239771), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 9, 2020 and was declared effective by the SEC on July 17, 2020.

A preliminary prospectus supplement and a final prospectus supplement relating to the offering were filed with the SEC on May 11, 2023 and May 12, 2023, respectively, and are available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from Guggenheim Securities, LLC Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017 or by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com or from Truist Securities, Inc., Attention: Prospectus Department, 3333 Peachtree Road NE, 9th floor, Atlanta, Georgia 30326, by telephone at (800) 685-4786, or by email at TruistSecurities.prospectus@Truist.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ANI Pharmaceuticals, Inc.

ANI Pharmaceuticals, Inc. (Nasdaq: ANIP) is a diversified bio-pharmaceutical company serving patients in need by developing, manufacturing, and marketing high quality branded and generic prescription pharmaceutical products, including for diseases with high unmet medical need. Our team is focused on delivering sustainable growth by building a successful Purified Cortrophin® Gel franchise, strengthening our generics business with enhanced development capability, innovation in established brands and leveraging our North American manufacturing capabilities.

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: ANI Pharmaceuticals, Inc.